Exhibit 21
Wellman, Inc. and Subsidiaries
2006 Subsidiary Listing
ALG, Inc.
Carpet Recycling of Georgia, Inc.
CKB, Co.
DRS Holdings NV
Fiber Industries, Inc.
Fibres Finance BV
GuardWell Insurance Company
JCT, Ltd.
Josdav, Inc.
KRP, Ltd.
MED Resins, Inc.
Middlewich Limited
MJR Recycling BV
MRF, Inc.
Prince, Inc.
PTA Resources LLC
Resins Finance BV
RGB Co.
Shobara Company
TMD, Co.
Warehouse Associates, Inc.
Wellman BV
Wellman Fibres Limited
Wellman Finance CV
Wellman France Recyclage SARL
Wellman International Handelsgesellsch GmbH
Wellman International Investments
Wellman International Limited
Wellman International Trading
Wellman of Mississippi, Inc.
Wellman PAC
Wellman PET Resins Europe BV
Wellman Recyclage UK Limited
Wellman Resins LLC
Wellman UK Holdings Limited
Wellman Voluntary Employees Benefit Association